                                                                 Exhibit 10.4(v)

                           THIRD AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                                     between

                              INNOTRAC CORPORATION

                                   "Borrower"

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION

                                     "Bank"

                              Dated: March 28, 2006

                                TABLE OF CONTENTS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.    DEFINITIONS........................................................     1
      1.1     DEFINED TERMS:.............................................     1
      1.2     FINANCIAL TERMS............................................    12

2.    THE CREDIT FACILITY; LETTERS OF CREDIT; INTEREST AND FEES..........    12
      2.1     THE CREDIT FACILITY........................................    12
      2.2     COLLECTIONS ACCOUNT........................................    12
      2.3     INTEREST...................................................    13
      2.4     INTEREST RATE ADJUSTMENTS..................................    13
      2.5     NOTICE AND MANNER OF BORROWING AND RATE CONVERSION.........    14
      2.6     REPAYMENT OF LOANS.........................................    15
      2.7     ADDITIONAL PAYMENT PROVISIONS..............................    15
      2.8     DEFAULT RATE...............................................    16
      2.9     CALCULATION OF INTEREST....................................    16
      2.10    LETTERS OF CREDIT..........................................    16
      2.11    FEES.......................................................    17
      2.12    STATEMENT OF ACCOUNT.......................................    17
      2.13    TERMINATION................................................    17
      2.14    USA PATRIOT ACT NOTICE.....................................    17

3.    CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.......................    17
      3.1     CONDITIONS PRECEDENT TO INITIAL LOANS......................    17
      3.2     CONDITIONS PRECEDENT TO EACH LOAN..........................    19

4.    REPRESENTATIONS AND WARRANTIES.....................................    20
      4.1     VALID EXISTENCE AND POWER..................................    20
      4.2     AUTHORITY..................................................    20
      4.3     FINANCIAL CONDITION........................................    20
      4.4     LITIGATION.................................................    20
      4.5     AGREEMENTS, ETC............................................    21
      4.6     AUTHORIZATIONS.............................................    21
      4.7     TITLE......................................................    21
      4.8     COLLATERAL.................................................    21
      4.9     JURISDICTION OF ORGANIZATION; LOCATION.....................    21
      4.10    TAXES......................................................    21
      4.11    LABOR LAW MATTERS..........................................    22
      4.12    ACCOUNTS...................................................    22
      4.13    JUDGMENT LIENS.............................................    22
      4.14    CORPORATE STRUCTURE........................................    22
      4.15    DEPOSIT ACCOUNTS...........................................    22
      4.16    ENVIRONMENTAL..............................................    22
      4.17    ERISA......................................................    23

      4.18    INVESTMENT COMPANY ACT.....................................    23
      4.19    INSIDER....................................................    23
      4.20    SANCTIONED PERSONS; SANCTIONED COUNTRIES...................    23
      4.21    COMPLIANCE WITH COVENANTS; NO DEFAULT......................    23
      4.22    FULL DISCLOSURE............................................    23
      4.23    BORROWER INFORMATION CERTIFICATE...........................    23

5.    AFFIRMATIVE COVENANTS OF BORROWER..................................    23
      5.1     USE OF LOAN PROCEEDS.......................................    23
      5.2     MAINTENANCE OF BUSINESS AND PROPERTIES.....................    24
      5.3     INSURANCE..................................................    24
      5.4     NOTICE OF DEFAULT..........................................    24
      5.5     INSPECTIONS OF BOOKS AND RECORDS AND FIELD EXAMINATIONS....    24
      5.6     FINANCIAL INFORMATION......................................    24
      5.7     MAINTENANCE OF EXISTENCE AND RIGHTS........................    26
      5.8     PAYMENT OF TAXES, ETC......................................    26
      5.9     SUBORDINATION..............................................    26
      5.10    COMPLIANCE; HAZARDOUS MATERIALS............................    26
      5.11    FURTHER ASSURANCES.........................................    26
      5.12    COVENANTS REGARDING COLLATERAL.............................    27

6.    NEGATIVE COVENANTS OF BORROWER.....................................    27
      6.1     DEBT.......................................................    27
      6.2     LIENS......................................................    28
      6.3     RESTRICTED PAYMENTS........................................    29
      6.4     LOANS AND OTHER INVESTMENTS................................    29
      6.5     CHANGE IN BUSINESS.........................................    29
      6.6     ACCOUNTS...................................................    29
      6.7     TRANSACTIONS WITH AFFILIATES...............................    29
      6.8     NO CHANGE IN NAME, OFFICES OR JURISDICTION OF ORGANIZATION;
              REMOVAL OF COLLATERAL......................................    29
      6.9     NO SALE, LEASEBACK.........................................    29
      6.10    MARGIN STOCK...............................................    30
      6.11    TANGIBLE COLLATERAL........................................    30
      6.12    SUBSIDIARIES...............................................    30
      6.13    LIQUIDATION, MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF
              SUBSTANTIAL ASSETS, NAME AND GOOD STANDING.................    30
      6.14    CHANGE OF FISCAL YEAR OR ACCOUNTING METHODS................    30
      6.15    DEPOSIT ACCOUNTS...........................................    30

7.    OTHER COVENANTS OF BORROWER........................................    30

8.    DEFAULT............................................................    31
      8.1     EVENTS OF DEFAULT..........................................    31
      8.2     REMEDIES...................................................    33
      8.3     RECEIVER...................................................    33
      8.4     DEPOSITS; INSURANCE........................................    33

9.    SECURITY AGREEMENT.................................................    34
      9.1     SECURITY INTEREST..........................................    34
      9.2     FINANCING STATEMENTS; POWER OF ATTORNEY....................    34

      9.3     ENTRY......................................................    35
      9.4     OTHER RIGHTS...............................................    35
      9.5     ACCOUNTS...................................................    35
      9.6     WAIVER OF MARSHALING.......................................    35
      9.7     CONTROL....................................................    35

10.   MISCELLANEOUS......................................................    35
      10.1    NO WAIVER, REMEDIES CUMULATIVE.............................    35
      10.2    SURVIVAL OF REPRESENTATIONS................................    36
      10.3    INDEMNITY BY BORROWER; EXPENSES............................    36
      10.4    NOTICES....................................................    36
      10.5    GOVERNING LAW..............................................    37
      10.6    SUCCESSORS AND ASSIGNS.....................................    37
      10.7    COUNTERPARTS; TELECOPIED SIGNATURES........................    37
      10.8    NO USURY...................................................    37
      10.9    POWERS.....................................................    37
      10.10   APPROVALS; AMENDMENTS......................................    38
      10.11   PARTICIPATIONS AND ASSIGNMENTS.............................    38
      10.12   DEALINGS WITH MULTIPLE BORROWERS...........................    38
      10.13   WAIVER OF CERTAIN DEFENSES.................................    38
      10.14   ADDITIONAL PROVISIONS......................................    38
      10.15   INTEGRATION; FINAL AGREEMENT...............................    39
      10.16   LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES........    39
      10.17   BINDING ARBITRATION; PRESERVATION OF REMEDIES..............    39

                           THIRD AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of March 28, 2006, between INNOTRAC CORPORATION, a Georgia corporation ("Borrower"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, successor by merger to SouthTrust Bank (together with its successors and assigns, "Bank");

                                   WITNESSETH:

     In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties hereto agree that this Agreement amends and restates in its entirety that certain Second Amended and Restated Loan and Security Agreement dated April 3, 2003, as previously amended, as follows:

     1. DEFINITIONS. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.

          1.1 DEFINED TERMS:

     "Accession" has the meaning set forth in the Code.

     "Account" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

     "Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

     "Affiliate" of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or equity interests of such named Person or of which the named Person owns 5% or more of such voting stock or equity interests;
(b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

     "Applicable Margin" means, at any time of determination by Bank, as to any Base Rate Loan or LMIR Loan, the relevant percentage below corresponding to the Borrower's Average Excess Availability set forth below:

 AVERAGE EXCESS AVAILABILITY   BASE RATE LOANS   LMIR LOANS
----------------------------   ---------------   ----------
< or = $5,000,000                    0.00%          2.00%
> $5,000,000                         0.00%          1.50%
but < or = $7,500,000

> $7,500,000                         0.00%          1.25%
but < or = $10,000,000
> $10,000,000                        0.00%          1.00%

     In addition, at all times during which the Fixed Charge Coverage Ratio is less than 1.00 to 1.00, the Applicable Margin for Base Rate Loans then in effect shall be increased by an additional 0.50% and the Applicable Margin for LMIR Loans then in effect shall be increased by an additional 0.35%. Nothing in this paragraph shall limit Bank's rights to impose the Default Rate under Section 2.8 of this Agreement, if applicable.

     Solely for the purposes of the definition of "Applicable Margin," the Borrowing Base shall be calculated without subtracting (i) the Target Reserve when in effect or (ii) the Availability Reserve when in effect.

     "Arbitration Rules" has the meaning set forth in Section 10.17.

     "Availability" means, on any date, the excess, if any, of (i) the lesser of the Borrowing Base on such date or the Revolver Commitments on such date minus
(ii) the aggregate principal amount of outstanding Loans and the aggregate amount of outstanding Letter of Credit Obligations on such date.

     "Availability Reserve" means, at all times during which the Fixed Charge Coverage Ratio is less than 1.00 to 1.00, an amount equal to $2,000,000.

     "Average Excess Availability" means, on any date, an amount equal to the total amount of Availability for each day during the immediately preceding 90 day period, as determined by Bank pursuant to the terms hereof, divided by 90.

     "Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of
(i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day. If for any reason Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

     "Base Rate Loan" means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

     "BellSouth Agreement" means (i) that certain Innotrac Corporation Master Services Agreement No. R13017M, (ii) all letter purchase orders thereunder and
(iii) all other contracts between Borrower and BellSouth Corporation relating to the agreement described in clause (i) in this definition, as all of the foregoing may be amended or otherwise modified from time to time.

     "Borrower Information Certificate" means a certificate submitted by Borrower to Bank on or before the Closing Date pursuant to Section 3.1 hereto concerning certain factual information about Borrower, to be substantially in the form of Exhibit 3.1.2 hereto.

     "Borrowing Base" means, on any date of determination thereof, an amount equal to:

          (i) up to 85% of the total amount of Eligible Accounts, plus

          (ii) the lesser of (a) $5,000,000 or (b) up to 50% of the total amount of Eligible Inventory; minus

          (iii) any Reserves.

     "Borrowing Base Certificate" has the meaning set forth in Section 5.6(a).

     "Business Day" means a weekday on which Bank is open for business in Charlotte, North Carolina and Atlanta, Georgia.

     "Chattel Paper" has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.

     "Closing Date" means the date on which all of the conditions precedent in
Section 3 of this Agreement are satisfied or otherwise waived or postponed by Bank in writing and the initial Loans are made under this Agreement.

     "Code" means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

     "Collateral" means all personal property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

     "Collateral Location" means any location where Collateral is located, as identified and certified by Borrower on the Borrower Information Certificate.

     "Collections Account" means any Deposit Account maintained by Borrower at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.

     "Commercial Tort Claim" has the meaning set forth in the Code.

     "Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.

     "Default" has the meaning set forth in the definition of Event of Default.

     "Default Rate", on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 2.0 % in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 2.0% in excess of the Prime Rate in effect on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.

     "Deposit Account" has the meaning set forth in the Code.

     "Disbursements Account" means any Deposit Account maintained by Borrower with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.

     "Document" has the meaning set forth in the Code.

     "Electronic Chattel Paper" has the meaning set forth in the Code.

     "Eligible Accounts" means all Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of Inventory and/or (as approved by Bank) the provision of certain services in Borrower's ordinary course of business in which Bank has a first (and only) priority, perfected security interest, but excluding any of the following, without duplication,

               (a) Accounts outstanding for longer than (i) one hundred twenty
(120) days from original invoice date or (ii) ninety (90) days from the original due date, which ever is shorter;

               (b) all Accounts owed by an Account Debtor if more than 50% of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder pursuant to clause (a);

               (c) Accounts owing from any Affiliate of Borrower;

               (d) Accounts owed by a creditor of Borrower to the extent of the amount of the Debt of Borrower to such creditor;

               (e) Accounts which are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset, to the extent thereof;

               (f) Accounts owed by an Account Debtor for whom Borrower maintains Inventory purchased from Borrower's suppliers on hand to the extent amounts Borrower owes such suppliers exceeds such Accounts;

               (g) Accounts owing by any Account Debtor which is not Solvent;

               (h) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

               (i) Accounts owed by an Account Debtor that (1) is a Sanctioned Person or (2) is located outside of the United States of America;

               (j) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision, unless, with respect to the United States of America, or any governmental or quasi-governmental unit, agency or subdivision thereof, Borrower has complied with the Assignment of Claims Act of 1940, as amended, to the extent necessary in order for Bank to be able to require payment on such Accounts to be made directly to Bank during the existence of an Event of Default;

               (k) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;

               (l) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment;

               (m) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed 10% of the total Accounts of Borrower (to the extent of such excess) or Accounts for which the total of all Accounts from Smith & Hawken, Ltd., exceed 15% of the total Accounts of Borrower (to the extent of such excess), or Accounts for which the total of all Accounts from Target.com exceed 20% of the total Accounts of Borrower (to the extent of such excess), or Accounts for which the total of all Accounts from BellSouth exceed 40% of the total Accounts of Borrower (to the extent of such excess);

               (n) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by Borrower's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;

               (o) Accounts the validity, collectibility, or amount of which is determined in good faith by Borrower or Bank to be doubtful;

               (p) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed;

               (q) Accounts owed by an Account Debtor who disputes the liability therefor;

               (r) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(g) or (h);

               (s) Accounts for which aged credit balances are outstanding for longer than the sooner of (i) one hundred twenty (120) days from original invoice date or (ii) ninety (90) days from the original due date; or

               (t) Any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible.

     No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default.

     "Eligible Inventory" means all Inventory acquired by Borrower in the ordinary course of its business as presently conducted consisting of raw materials, and finished goods which Bank has determined to be eligible for credit extensions hereunder, valued at the lower of cost or market on a first-in, first-out basis, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, any such Inventory which

               (a) is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Bank;

               (b) is not in good and saleable condition;

               (c) is on consignment from, or subject to, any repurchase agreement with any supplier;

               (d) constitutes returned, repossessed, damaged, defective, obsolete, or slow-moving goods as determined by Bank;

               (e) does not conform in all respects to the warranties and representations set forth in the Loan Documents in respect of Inventory Collateral or Collateral generally;

               (f) is subject to a negotiable document of title (unless issued or endorsed to Bank);

               (g) is subject to any license or other agreement that limits or restricts Borrower's or Bank's right to sell or otherwise dispose of such inventory (unless the licensor and Borrower enter into a licensor waiver in form and substance satisfactory to Bank);

               (h) is not located at a Collateral Location;

               (i) constitutes inventory-in-transit;

               (j) is located at a Collateral Location with respect to which, if not owned and controlled by Borrower, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its sole and absolute discretion);

               (k) consists of any packaging materials, supplies or promotional materials; or

               (l) which Bank otherwise in its sole and absolute discretion deems to not be Eligible Inventory.

     "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     "Equipment" has the meaning set forth in the Code.

     "ERISA" has the meaning set forth in Section 4.17.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by it.

     "Financial Covenants" means the covenants set forth in Section 7 hereof.

     "Fixtures" has the meaning set forth in the Code.

     "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

     "General Intangibles" has the meaning set forth in the Code, and includes, without limitation, general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of any of Borrower's Accounts by an Account Debtor, all rights to indemnification and all other intangible property of Borrower of every kind and nature (other than Accounts).

     "Guarantor" means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations.

     "Guaranty Agreement" means any guaranty of all or any Obligations now or hereafter executed and delivered by any Guarantor to Bank, as amended or otherwise modified from time to time.

     "Instrument" has the meaning set forth in the Code.

     "Inventory" has the meaning set forth in the Code.

     "Investment Property" has the meaning set forth in the Code.

     "Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

     "Jurisdiction" means the State of Georgia.

     "Letter of Credit" means a letter of credit issued by Bank for the account of Borrower as provided in Section 2.1.1 and 2.10 hereof.

     "Letter of Credit Obligations" means all obligations of Borrower to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by Borrower in connection with Bank's issuance, amendment, renewal or extension of Letters of Credit hereunder.

     "Letter-of-Credit Right" has the meaning set forth in the Code.

     "Lien" means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of obligations, whether arising by agreement or under any statute or law or otherwise.

     "LIBOR Market Index Rate", for any day, means the LIBOR Rate where LIBOR is defined as the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Bank pursuant to the following formula:

     LIBOR Rate=                 LIBOR
                 ------------------------------------
                 1.00 - Eurodollar Reserve Percentage

     "LMIR Loan" means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Market Index Rate.

     "Loan" means a loan made by Bank as provided in Section 2.1.1 hereof.

     "Loan Documents" means this Agreement, each other Security Agreement, the Notes, each Guaranty Agreement, the Notice of Borrowings, the Borrower Information Certificate, Borrowing Base Certificates, UCC financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include Swap Agreements.

     "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents,
(iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents, or (iv) material adverse effect on the Collateral.

     "Material Agreement" means (a) the BellSouth Agreement and (b) all other agreements to which Borrower or any Guarantor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

     "Net Proceeds" means, with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by Borrower in cash from the sale, lease, transfer or other disposition of such Collateral, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Collateral, net of: (i) the reasonable and customary costs and expenses of such sale, lease, transfer or other disposition (including legal fees and sales commissions); (ii) amounts applied to repayment of Debt for borrowed money (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior to Bank's Liens; and (iii) in connection with any sale of Collateral, a reasonable reserve (not to exceed 5% of the total purchase price) for post-closing adjustments to the purchase price, provided that upon the expiration of not more than ninety (90) days after the sale, any remaining reserve balance is remitted to Bank for application to the Obligations.

     "Notes" shall mean the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all amendments, modifications, extensions and renewals thereof.

     "Notice of Borrowing" with respect to Loans means the written request for a Loan as identified in Section 2.5.2 hereof.

     "OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control or any successor thereto.

     "Obligations" means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to any Deposit Accounts of Borrower at Bank or any Affiliate of Bank or any cash management services or other products or services, including merchant card and ACH transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker's acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank's interests hereunder if Bank ceases to be a party hereto) , all fees, all costs of collection, attorneys' fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

     "Permitted Debt" has the meaning set forth in Section 6.1 hereof.

     "Permitted Liens" has the meaning set forth in Section 6.2 hereof.

     "Person" means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

     "Prime Rate" means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

     "Proceeds" has the meaning set forth in the Code.

     "Properly Contested" means, in the case of any Debt of Borrower or any Guarantor (including any taxes) that is not paid as and when due or payable by reason of Borrower's or such Guarantor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) Borrower or such Guarantor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower or such Guarantor; (iv) no Lien is imposed upon any of Borrower's or such Guarantor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or such Guarantor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower or such Guarantor, Borrower or such Guarantor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

     "Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

     "Reserves" means reserved amounts as may be required by Bank at any time and from time to time in Bank's sole and absolute discretion, including but not limited to (i) the Target Reserve, (ii) the Availability Reserve and (iii) reserves for Swap Agreement Obligations.

     "Revolver Commitment" means the commitment of Bank, subject to the terms and conditions herein, to make Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $25,000,000 at any one time.

     "Revolver Note" has the meaning set forth in Section 2.1.2 hereof.

     "Sanctioned Country" means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

     "Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/ index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or
(C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

     "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Obligations, as each may be amended or otherwise modified from time to time.

     "Senior Officer" means the chairman of the board of directors, the president or the controller of, or in-house legal counsel to, Borrower.

     "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

     "Subsidiary" means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

     "Supporting Obligation" has the meaning set forth in the Code.

     "Swap Agreement" has the meaning for swap agreement as defined in 11 U.S.C.
Section 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

     "Tangible Chattel Paper" has the meaning set forth in the Code.

     "Target Capital Expenditures" means Borrower's Capital Expenditures incurred in connection with Borrower's agreements with and provision of services to Target Corporation or its Affiliates.

     "Target Reserve" means an amount equal to the greater of (x) 50% of all scheduled Target Capital Expenditures that are not yet payable or (y) 100% of all Target Capital Expenditures that are payable but not yet paid.

     "Term" means the period from and including the Closing Date to but not including the Termination Date.

     "Termination Date" means the earliest of (i) March 1, 2009, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.

     "Third Party Waiver" means a waiver or subordination of Liens satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lien holders' enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank's access to the Collateral in exercise of Bank's rights hereunder.

     "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

          1.2 FINANCIAL TERMS. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

     2. THE CREDIT FACILITY; LETTERS OF CREDIT; INTEREST AND FEES.

          2.1 THE CREDIT FACILITY

               2.1.1 Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Loans to Borrower and to issue Letters of Credit on behalf of Borrower from time to time during the Term in amounts such that the aggregate principal amount of Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the lesser of
(i) the Revolver Commitment and (ii) the Borrowing Base. Loans may be Base Rate Loans, or LMIR Loans. Within the foregoing limit, Borrower may borrow, prepay and reborrow Loans at any time during the Term. The proceeds of the Loans shall be used solely by Borrower for the following purposes: to refinance Debt existing on the Closing Date and for Borrower's working capital and general corporate needs.

               2.1.2 Revolver Note. Borrower shall execute and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit A attached hereto and made a part hereof (the "Revolver Note"), which Revolver Note, in addition to the records of Bank, shall evidence the Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.

          2.2 COLLECTIONS ACCOUNT.

               2.2.1 Lockbox; Collections Account. Borrower shall notify and direct all Account Debtors to forward all payments on Accounts to the lockbox under Bank's control on the Closing Date from which all items of payment will be deposited in the Collections Account; provided, however, that Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. Borrower shall continue to pay all of Bank's standard fees and charges in connection with such lockbox arrangement and Collections Account as such fees and charges may change from time to time. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower's funds and shall be sent promptly by Borrower to the lockbox. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrower (including all Deposit Accounts) contained in Section 9.1 hereof.

               2.2.2 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower's attorney-in-fact to endorse Borrower's name on any checks, drafts, money orders or other media of payment which come into Bank's possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

               2.2.3 Application of Payments. Payment items received into the Collections Account shall be applied by Bank on account of the Loans on the Business Day after deposited by Borrower, subject to chargebacks for uncollected payment items, and if no Event of Default exists and no Loans are then outstanding or have been repaid, Bank shall pay over such of the proceeds of such payments to a Deposit Account maintained by Borrower at Bank and designated in writing by Borrower. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, that Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) an item which is returned for inability to collect, plus accrued interest during the period of Bank's provisional credit for such item prior to receiving notice of dishonor.

          2.3 INTEREST. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

               2.3.1 LMIR Loans. Except as set forth in Section 2.3.2, all Loans shall constitute LMIR Loans and shall bear interest at the Applicable Margin in effect from time to time for such LMIR Loans plus the LIBOR Market Index Rate in effect from time to time. The LIBOR Market Index Rate on the date hereof is 4.63% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 4.63% per annum with respect to any portion of the Loans bearing interest as a LMIR Loan.

               2.3.2 Base Rate Loans. Notwithstanding anything to the contrary in this Agreement, if (a) Borrower should request or (b) Bank should at any time determine that (i) it is not possible to determine the LIBOR Market Index Rate or (ii) that the LIBOR Market Index Rate is no longer available or (iii) a Default or Event of Default exists, then all Loans shall constitute Base Rate Loans and shall bear interest at the Applicable Margin in effect from time to time for such Base Rate Loans plus the Base Rate in effect from time to time.

          2.4 INTEREST RATE ADJUSTMENTS.

               2.4.1 Base Rate Loan. When a Base Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in the Base Rate, and the Base Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.

               2.4.2 LMIR Loan. When a LMIR Loan is selected, the interest rate shall be adjusted daily as applicable to reflect the LIBOR Market Index Rate then in effect and the LIBOR Market Index Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.

          2.5 NOTICE AND MANNER OF BORROWING AND RATE CONVERSION.

               2.5.1 Loans. Borrower shall give Bank irrevocable telephonic notice of each proposed Loan or permitted rate conversion not later than 11:00 a.m. (local time in Atlanta, Georgia) (a) on the same business day as each proposed Loan or rate conversion to a Base Rate Loan or a LMIR Loan. Each such notice shall specify (i) the date of such Loan or rate conversion, which shall be a Business Day, (ii) the amount of each Loan or the amount to be converted, and (iii) the interest rate selected by Borrower from the interest rate options set forth in this Agreement. Notices received after 11:00 a.m. (local time in Atlanta, Georgia) shall be deemed received on the next Business Day. Bank's acceptance of such a request shall be indicated by its making the Loan requested. Such a Loan shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account.

               2.5.2 Additional Provisions for Requests for Loans. Bank, in its discretion, may require from Borrower a signed written request for a Loan in form of a Notice of Borrowing satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Atlanta, Georgia) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Loan and provide such other information as Bank may require.

               (a) Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Loans by way of direct payment of the relevant Obligations, and such Loans shall bear interest as Base Rate Loans.

               (b) Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Loans to the Disbursement Account and such Loans shall bear interest as Base Rate Loans.

               (c) Bank shall have no obligation to Borrower to honor any deemed request for a Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Loan, when added to the aggregate outstanding principal amount of all Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

               2.5.3 Excess Outstandings. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Loans which, when added to the principal amount of all other Loans and Letter of Credit Obligations, exceed the Revolver Commitment or the Borrowing Base, and all such amounts shall (i) be part of the Obligations evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.

          2.6 REPAYMENT OF LOANS.

               2.6.1 Repayment of Loans.

               (a) The outstanding principal amount of the Loans shall be repaid as follows: Any portion of the Loans shall be paid by Borrower to Bank immediately upon each receipt by Bank or Borrower of any proceeds of any Accounts or Inventory, to the extent of such proceeds. Bank may apply all proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Loans shall be due and payable on the Termination Date. Unless otherwise specified by Borrower, all principal repayment of Loans shall be applied by Bank first to outstanding Base Rate Loans, and then to outstanding LMIR Loans.

               (b) Interest accrued on the Loans shall be due and payable on (i) the first day of each month for the immediately preceding month), computed through the last calendar day of the preceding month whether a Base Rate Loan or a LMIR Loan; and (ii) on the Termination Date.

          2.7 ADDITIONAL PAYMENT PROVISIONS.

               2.7.1 Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrower to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

               2.7.2 Authorization to Debit. Bank may debit the Disbursement Account, the Collections Account and any account subject to Bank's control (as such term is used in Article 9 of the Code) and/or make Loans to Borrower (whether or not in excess of the lesser of the Revolver Commitment and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.

               2.7.3 Time and Location of Payment. Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 2:00 p.m. (local time Atlanta, Georgia) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

               2.7.4 Excess Over Borrowing Base. To the extent that the aggregate amount of all Loans and the Letter of Credit Obligations exceeds the Borrowing Base at any time, the amount of such excess will be paid immediately to Bank upon Borrower's obtaining knowledge of same.

               2.7.5 Swaps Are Independent. Any prepayment of any Loans shall not affect Borrower's obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

               2.7.6 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank as a consequence of, or with reference to, the Revolver Commitment and other commitments of this type, below the rate which Bank or such other corporation could have achieved by for such introduction, change or compliance, then within five (5) Business Days after written demand by Bank, Borrower shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction. A certificate as to such amounts submitted to Borrower by Bank shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

          2.8 DEFAULT RATE. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between Borrower and Bank or its affiliates, may, at Bank's option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.

          2.9 CALCULATION OF INTEREST. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment received by Bank shall be deemed applied by Bank on account of the Obligations (subject to final payment of such items) on the first Business Day after Bank receives such items in immediately available funds in the Collections Account. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

          2.10 LETTERS OF CREDIT.

               2.10.1 Issuance of Letters of Credit. Bank shall from time to time issue, upon five (5) Business Days prior written notice, extend or renew Letters of Credit for the account of Borrower or its Subsidiaries; provided that
(i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $1,250,000, (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Loans and all Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (iii) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank. All payments made by Bank under any such Letters of Credit (whether or not Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower instructs Bank to make a Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require in respect to the issuance and administration of the Letters of Credit. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank's approval, and Bank shall have no obligation to issue any Letter of Credit or accept which has a maturity date later than the Termination Date. Bank may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank's maximum liability under all outstanding Letters of Credit, to be held as cash Collateral for Borrower's reimbursement obligations and other Obligations.

               2.10.2 Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce ("ICC") Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

          2.11 FEES.

               2.11.1 Administration Fee. Borrower shall pay to Bank a monthly non-refundable administration fee in the amount of $275 payable on the first day of each month for the immediately preceding month.

               2.11.2 Unused Line Fees. Borrower shall pay to Bank an unused line fee with respect to the Revolver Commitment for each day equal to the product of (i) 25 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate outstanding amount of the Loans and Letter of Credit Obligations on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.

               2.11.3 Letter of Credit Fees. Borrower shall pay to Bank, at such times as Bank shall require, Bank's standard fees in connection with Letters of Credit, as in effect from time to time, and with respect to Letters of Credit, at the time of issuance of each Letter of Credit, a fee equal to the Applicable Margin then in effect for LMIR Loans per annum on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding.

          2.12 STATEMENT OF ACCOUNT. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

          2.13 TERMINATION. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Revolver Commitment in its entirety but not partially; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations, Bank's receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing. Bank may terminate this Agreement and the Revolver Commitment at any time, without notice, upon or after the occurrence of a Default or Event of Default.

          2.14 USA PATRIOT ACT NOTICE. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

     3. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.

          3.1 CONDITIONS PRECEDENT TO INITIAL LOANS. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan on the Closing Date or make any other extension of credit hereunder on the Closing Date unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

               3.1.1 Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, and all other required Loan Documents, all in form and substance satisfactory to Bank.

               3.1.2 Supporting Documents and Other Conditions. Borrower shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:

               (a) A copy of the governing instruments of Borrower and each Subsidiary, and good standing certificates of Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which Borrower or such Subsidiary is qualified to do business;

               (b) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

               (c) The legal opinion of Borrower's legal counsel addressed to Bank regarding such matters as Bank and its counsel may request;

               (d) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank;

               (e) UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral;

               (f) A satisfactory Borrower Information Certificate duly completed by Borrower;

               (g) Satisfactory evidence of insurance meeting the requirements of Section 5.3.

               (h) UCC financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;

               (i) Subordinations satisfactory to Bank from all Persons as required by Section 5.9.

               (j) Third Party Waivers as required by Section 5.12 (c).

               (k) All required field exams shall have been completed to Bank's satisfaction;

               (l) All additional opinions, documents, certificates and other assurances that Bank or its counsel may require;

               (m) Satisfactory evidence of payment of all fees due and reimbursement of all costs reasonably incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the date of the initial Loan;

               (n) There shall be no litigation in which Borrower or any Guarantor or Subsidiary is a party defendant, which Bank determines may have a Material Adverse Effect; and

               (o) Bank shall have received Borrower's financial statements for its most recently concluded fiscal quarter and fiscal year and such other financial reports and information concerning Borrower as Bank shall request, and Bank shall be satisfied therewith.

          3.2 CONDITIONS PRECEDENT TO EACH LOAN. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the sole opinion of Bank, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied:

               3.2.1 Notice of Borrowing. Borrower shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may reasonably request.

               3.2.2 No Default. No Default shall have occurred and be continuing or could occur upon the making of the Loan or the issuance of any Letter of Credit in question and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Notice of Borrowing.

               3.2.3 Correctness of Representations. All representations and warranties made by Borrower and any Guarantor herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of date of the proposed Loan or Letter of Credit (except to the extent such representations and warranties relate expressly to a prior date), and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Notice of Borrowing.

               3.2.4 No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrower, any Subsidiary or any Guarantor since the date of the most recent financial statements of such Person delivered to Bank from time to time.

               3.2.5 Limitations Not Exceeded. Any proposed Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the Loans plus Letter of Credit Obligations to exceed the lesser of the Revolver Commitment and the Borrowing Base.

               3.2.6 No Termination. Bank shall not have received notice from any Guarantor or any surety terminating or repudiating such Person's guaranty of the Obligations incurred by Borrower.

               3.2.7 Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.

     4. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder :

          4.1 VALID EXISTENCE AND POWER. Each Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally. Borrower is organized under the laws of the State of Georgia and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.

          4.2 AUTHORITY. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

          4.3 FINANCIAL CONDITION. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank or as incurred by Borrower or any Subsidiary in the ordinary course of business since the date of the last financial statements delivered to Bank, neither Borrower nor any Subsidiary nor (to the knowledge of Borrower) any Guarantor has any material direct or contingent obligations or liabilities (including any guarantees or leases) that are required to be disclosed in financial statements or notes thereto in accordance with GAAP or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3. All such financial statements have been prepared in accordance with GAAP and, together with the notes thereto, fairly present in all material respects the financial condition of Borrower, Subsidiary or Guarantor, as the case may be, as of the date thereof in accordance with GAAP. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic trends) concerning the condition (financial or otherwise) or future prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents, Borrower will be Solvent.

          4.4 LITIGATION. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower, any Subsidiary or (to Borrower's knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower, such Subsidiary or such Guarantor.

          4.5 AGREEMENTS, ETC. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like that could reasonably be expected to result in a Material Adverse Effect.

          4.6 AUTHORIZATIONS. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

          4.7 TITLE. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

          4.8 COLLATERAL. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, except for Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

          4.9 JURISDICTION OF ORGANIZATION; LOCATION. The jurisdiction in which each of Borrower and each Subsidiary is organized, existing and in good standing, the chief executive office of Borrower and each Subsidiary, the office where Borrower's and each Subsidiary's business records are located, all of Borrower's and each Subsidiary's other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on the Borrower Information Certificate. The Collateral is located and shall at all times be kept and maintained only at Borrower's location or locations as described on the Borrower Information Certificate. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

          4.10 TAXES. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes due and payable by it.

          4.11 LABOR LAW MATTERS. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

          4.12 ACCOUNTS. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

          4.13 JUDGMENT LIENS. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

          4.14 CORPORATE STRUCTURE. Except as set forth on Exhibit 4.14 hereto, the Borrower has no Subsidiaries and no corporate or joint venture Affiliates. Since the date of the last audited financial statements of Borrower and its Subsidiaries delivered to Bank, Borrower has not made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of Borrower, except as otherwise permitted hereunder. Except as set forth on Exhibit 4.14 hereto, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of Borrower or any of its Subsidiaries. Except as set forth on Exhibit 4.14 hereto, there are no outstanding agreements or instruments binding upon the holders of any Subsidiary's equity interests relating to the ownership of its equity interests.

          4.15 DEPOSIT ACCOUNTS. Borrower and its Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed in the Borrower Information Certificate and (b) after the Closing Date, those otherwise permitted by Section 6.15.

          4.16 ENVIRONMENTAL. Except as disclosed on Exhibit 4.16, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's business and in material compliance with all Environmental Laws, neither Borrower, nor any Subsidiary, nor to Borrower's knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower or any Subsidiary by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, each of Borrower and each Subsidiary is in material compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

          4.17 ERISA. If requested by Bank, Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to
Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

          4.18 INVESTMENT COMPANY ACT. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

          4.19 INSIDER. Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. Section 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

          4.20 SANCTIONED PERSONS; SANCTIONED COUNTRIES. None of Borrower, its Subsidiaries or its Affiliates or any Guarantor (i) is a Sanctioned Person or
(ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

          4.21 COMPLIANCE WITH COVENANTS; NO DEFAULT. Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.

          4.22 FULL DISCLOSURE. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

          4.23 BORROWER INFORMATION CERTIFICATE. All representations, warranties and statements made by Borrower in the Borrower Information Certificate executed and delivered by Borrower to Bank in connection with the Loan are true and correct except to the extent (i) any information contained therein has changed,
(ii) no Default or Event of Default has occurred as a result thereof and (iii) Borrower has complied with any notice or other reporting obligation to Bank with respect to such change.

     5. AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

          5.1 USE OF LOAN PROCEEDS. Shall use the proceeds of Loans only for working capital and general corporate purposes to be used in the operation of Borrower's business and furnish Bank all evidence that it may require with respect to such use.

          5.2 MAINTENANCE OF BUSINESS AND PROPERTIES. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

          5.3 INSURANCE. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or in such amounts as in place on the Closing Date any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts acceptable to Bank, shall name and directly insure Bank as secured party and loss payee and shall not be terminable except upon 30 days' written notice to Bank. Borrower shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Bank from time to time.

          5.4 NOTICE OF DEFAULT. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any litigation involving an amount at issue in excess of $100,000 or material adverse changes in existing litigation or any judgment against it or its assets in excess of $50,000, (c) any damage or loss to property in excess of $75,000, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance in an amount equal to $100,000 or otherwise having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any Material Agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

          5.5 INSPECTIONS OF BOOKS AND RECORDS AND FIELD EXAMINATIONS. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank and shall further permit such inspections, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of all such field examinations, reviews, verifications and inspections shall be borne by Borrower, provided that (i) the cost of field examinations shall not exceed $850 per examiner per day, plus Bank's reasonable out-of-pocket expenses, and (ii) Borrower is not obligated to pay Bank the costs of more than one field exam in a calendar year unless at the time of such field exam either (1) an Event of Default is in existence, or (2) Borrower's Average Excess Availability, as determined by Bank, is less than $10,000,000, in which event under the immediately preceding clauses (1) or (2) Borrower shall be obligated to pay Bank the costs of all such field examinations, reviews, verifications and inspections.

          5.6 FINANCIAL INFORMATION. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:

               (a) Periodic Borrowing Base Information. During all periods in which Average Excess Availability (1) is less than $5,000,000, within fifteen
(15) days of the end of each month (and more frequently if required by Bank), and (2) equals or exceeds $5,000,000, within thirty (30) days of the end of each month, a completed Borrowing Base Certificate in the form attached hereto as Exhibit

5.6(a) (a "Borrowing Base Certificate"). Borrower shall attach the following to each Borrowing Base Certificate, which shall be certified electronically or manually by the controller or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts of Borrower as of the last Business Day of such month (an "Accounts Receivable Report") which shall include the amount and age of each Account on an original invoice date aging basis, the name and mailing address of each Account Debtor, a detailing of all Accounts which do not constitute Eligible Accounts, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a report listing all Inventory and all Eligible Inventory of Borrower as of the last Business Day of such month, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by Borrower in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an "Inventory Report"), and (iii) any other report as Bank may from time to time require in its sole discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require.

               (b) Interim Statements. Within thirty (30) days after the end of each fiscal month of Borrower, (i) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year of Borrower ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year and (ii) a report reconciling (x) the Accounts and Inventory of Borrower as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Bank pursuant hereto (which shall be based upon Borrower's general ledger and verified by a physical Inventory count conducted on a frequency acceptable to Bank). The foregoing statements and report shall be certified by the controller of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year end audit adjustments.

               (c) Annual Statements. Within ninety (90) days after the end of each fiscal year of Borrower, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and unaudited consolidating balance sheet at the end of that period and a consolidated and unaudited consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower's independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements.

               (d) Compliance and No Default Certificates. Together with each report required to be delivered by Subsection (b) in connection with the end of each fiscal quarter and required to be delivered by Subsection (c), a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its president or controller certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and in addition, shall cause Borrower's independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof.

               (e) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower.

               (f) Payables Report. Within thirty (30) days of the end of each fiscal month of Borrower (or more frequently if required by Bank), a schedule of all accounts payable of Borrower setting forth for each such account the number of days which have elapsed since the original date of invoice and containing the name and address of each vendor and such other detail requested by Bank.

               (g) SEC Reports. Within ten (10) days after the issuance thereof, copies of such other financial statements and reports as the Borrower sends to its stockholders and copies of all regular and periodic reports which the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental authority.

               (h) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower, Guarantor and their respective Subsidiaries.

               (i) Projections. Not later than the thirtieth (30th) day before the commencement of each fiscal year of Borrower, deliver Projections (as hereinafter defined) to Bank for Borrower for such fiscal year. "Projections" means Borrower's forecasted consolidated and consolidating (i) profit and loss statements prepared on a month by month basis and (iii) balance sheets and cash flow statements prepared on a quarter by quarter basis, all of the foregoing to be on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          5.7 MAINTENANCE OF EXISTENCE AND RIGHTS. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

          5.8 PAYMENT OF TAXES, ETC. Shall pay before delinquent all of its Debts and taxes, except and to the extent only that such taxes are being Properly Contested.

          5.9 SUBORDINATION. Shall cause all Debts and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Bank.

          5.10 COMPLIANCE; HAZARDOUS MATERIALS. Shall comply with all material laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations. Borrower shall promptly report to Bank any notices of any violations of such laws or regulations received from any regulatory or governmental body, along with Borrower's proposed corrective action as to such violation.

          5.11 FURTHER ASSURANCES. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

          5.12 COVENANTS REGARDING COLLATERAL. Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrower and each Subsidiary:

               (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

               (b) will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

               (c) will, at Bank's request, use commercially reasonable efforts to obtain and deliver to Bank such Third Party Waivers as Bank may require;

               (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank's order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

               (e) except for sales of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

               (f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and

               (g) shall promptly notify Bank in writing of any new trade or fictitious name. Borrower's or any Subsidiary's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

     6. NEGATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

          6.1 DEBT. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following ("Permitted Debt"):

               (a) The Obligations;

               (b) Endorsement of checks for collection in the ordinary course of business;

               (c) Accounts payable to trade creditors which are not aged more than ninety (90) days from billing date and current operating expenses (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being Properly Contested;

               (d) Purchase money Debt not exceeding $500,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased; and

               (e) Debt for taxes not at the time due and payable or deferred taxes or which are being actively Properly Contested;

               (f) Debt issued by Borrower subordinated in favor of Bank pursuant to an executed subordination agreement on terms and conditions satisfactory to Bank in all respects not exceeding $500,000 in aggregate principal amount at any time outstanding;

               (g) Accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default hereunder); and

               (h) Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof.

          6.2 LIENS. Shall not create or permit any Liens on any of its property except the following ("Permitted Liens"):

               (a) Liens securing the Obligations;

               (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;

               (c) The claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

               (d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;

               (e) Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business;

               (f) Liens securing Permitted Debt incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property; and

               (g) Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

          6.3 RESTRICTED PAYMENTS. Shall not pay or declare any dividends
(other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except that (i) any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower and (ii) so long as no Default or Event of Default is in existence before or after giving effect thereto, Borrower may declare and pay dividends to its stockholders not exceeding 40% of Borrower's consolidated net income, determined in accordance with GAAP, in the aggregate in any fiscal year.

          6.4 LOANS AND OTHER INVESTMENTS. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to any Person, except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) loans and investments in Subsidiaries created, acquired and existing in compliance with
Section 6.12, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $50,000 in the aggregate.

          6.5 CHANGE IN BUSINESS. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

          6.6 ACCOUNTS. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and
(c) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sanctioned Person.

          6.7 TRANSACTIONS WITH AFFILIATES. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that (i) the acts or transactions described on Exhibit 6.7 hereto are not prohibited by this Section 6.7 and (ii) any acts or transactions prohibited by this Section may be performed or engaged in if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

          6.8 NO CHANGE IN NAME, OFFICES OR JURISDICTION OF ORGANIZATION; REMOVAL OF COLLATERAL. Shall not change its name or the jurisdiction in which Borrower or such Subsidiary is organized or, unless it shall have given 30 days' advance written notice thereof to Bank, change the location of its chief executive office or other office where books or records are kept, or permit any Inventory or other tangible Collateral to be located at any location other than as specified in the Borrower Information Certificate.

          6.9 NO SALE, LEASEBACK. Shall not enter into any sale-and-leaseback or similar transaction.

          6.10 MARGIN STOCK. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

          6.11 TANGIBLE COLLATERAL. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

          6.12 SUBSIDIARIES. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

          6.13 LIQUIDATION, MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF SUBSTANTIAL ASSETS, NAME AND GOOD STANDING. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

          6.14 CHANGE OF FISCAL YEAR OR ACCOUNTING METHODS. Shall not change its fiscal year or its accounting methods. Borrower's fiscal year end is December 31 as of the Closing Date.

          6.15 DEPOSIT ACCOUNTS. Borrower shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) those listed on the Borrower Information Certificate, (iii) Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank's "control" (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, and (iv) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower. The aggregate balance of any Deposit Accounts which are not subject to Bank's "control" (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $25,000 without Bank's prior written consent. Borrower shall maintain its primary Deposit Account and cash management Deposit Accounts with Bank. All Deposit Accounts maintained at Bank shall be deemed to be under Bank's "control" as such term is used in Article 9 of the Code.

     7. OTHER COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

               (a) Fixed Charge Coverage Ratio. At the end of each fiscal quarter of Borrower, commencing with the first fiscal quarter ending after the Closing Date, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than (i) 0.75 to 1.00 for the fiscal quarter ending March 31, 2006, (ii) 0.70 to
1.00 for the fiscal quarter ending on June 30, 2006, (iii) 0.75 to 1.00 for the fiscal quarter ending September 30, 2006, (iv) 1.00 to 1.00 for the fiscal quarter ending December 31, 2006, and (iv) 1.15 to 1.00 for each fiscal quarter thereafter. As used herein, "Fixed Charge Coverage Ratio" means during any period of determination (i) EBITDA, plus rent expense incurred during any

Applicable Period less the sum of (A) all unfinanced Capital Expenditures (excluding from such unfinanced Capital Expenditures all Target Capital Expenditures in an amount not exceeding $5,400,000 on a cumulative basis for all periods through December 31, 2006, but including in such unfinanced Capital Expenditures all Target Capital Expenditures in an amount exceeding $5,400,000 during such periods) made in the Applicable Fiscal Period, and (B) any dividends and distributions paid in the Applicable Fiscal Period and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), divided by
(ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next 12 months as of the end of the most recent fiscal quarter plus (B) cash interest payments paid in the Applicable Fiscal Period, plus (C) rent expense paid during any Applicable Period. As used herein,
(i) "EBITDA" means the sum of (A) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, (3) depreciation and amortization and
(4) with respect to the bad debt reserve for Accounts owed to Borrower from Tactica International, any increases thereto occurring after September 30, 2005, but not exceeding $2,000,000 in such increases in the aggregate less (C) non-cash gains; (ii) "Capital Expenditures" means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; (iii)"Applicable Fiscal Period" means a period of four (4) consecutive, trailing fiscal quarters ending at the end of each prescribed fiscal quarter of Borrower; and (iv) "Funded Debt" means
(A) Debts for borrowed funds, and (B) Debt for the deferred payment by one (1) year or more of any purchase money obligation.

     8. DEFAULT.

          8.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default:

               (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on any Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or

               (b) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Section 6 or Section 7 of this Agreement; or

               (c) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank's satisfaction within 30 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 30 day period or which is a willful and knowing breach by Borrower or such other party; or

               (d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

               (e) Any other obligation now or hereafter owed by Borrower or any Subsidiary or any Guarantor to Bank or any Affiliate of Bank shall be in default and not cured within the grace period, if any, provided therein; or

               (f) Borrower or any Subsidiary or Guarantor shall fail to make any payment in respect of outstanding Debt (other than the Obligations) in an aggregate principal amount of $50,000 or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or "put" of such Debt to any such Person) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders' behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or "put" of such Debt to such Person); or

               (g) Borrower or any Subsidiary or any Guarantor shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

               (h) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

               (i) A judgment in excess of $100,000 shall be rendered against Borrower or any Subsidiary or any Guarantor and shall remain undischarged, undismissed and unstayed for more than 20 days or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of Borrower, any Subsidiary or any Guarantor in excess of $50,000 by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

               (j) Any Guarantor shall repudiate or revoke any Guaranty Agreement; or

               (k) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or

               (l) There shall occur any default by Borrower under any Material Agreement in the performance of Borrower's duties and obligations thereunder resulting in the termination of such Material Agreement; or

               (m) There shall occur any change in the condition (financial or otherwise) of Borrower, any Subsidiary and/or any Guarantor which, in the reasonable opinion of Bank, would have a Material Adverse Effect; or

               (n) Scott D. Dorfman (on a fully diluted basis) shall cease to control, with sole power to vote, at least 40% of each class of voting stock or other equity or income interests of Borrower.

          8.2 REMEDIES. If any Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Loans or other extensions of credit to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

               (a) Bank may declare any or all Obligations (other than Obligations under any Swap Agreements, between Borrower and Bank or any Affiliate of Bank, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded) (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(g) or 8.1(h), all Obligations shall automatically become immediately due and payable), terminate its obligation to make Loans and other extensions of credit to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

               (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

               (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower's name or Bank's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

          8.3 RECEIVER. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank's option, and shall be secured by all Collateral.

          8.4 DEPOSITS; INSURANCE. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney in fact to endorse any check or draft or take other action necessary to obtain such funds.

     9. SECURITY AGREEMENT.

          9.1 SECURITY INTEREST.

               (a) As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrower to Bank and its Affiliates, whether hereunder and under the other Loan Documents, Swap Agreements between Bank or any Affiliate of Bank and Borrower or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank's Affiliates, Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

               (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank's options, powers or rights under this Agreement or otherwise arising.

               (c) Bank may at any time and from time to time, with or without notice to Borrower during the continuance of an Event of Default, (i) transfer into the name of Bank or the name of Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

               (d) Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

          9.2 FINANCING STATEMENTS; POWER OF ATTORNEY. Borrower authorizes Bank at Borrower's expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower's signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as "all assets" of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney in fact to execute any such financing statements and/or control agreements in Borrower's name and to perform all other acts, at Borrower's expense, which Bank deems necessary to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower's attorney in fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. During the continuance of an Event of Default, Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; second, to interest due upon any of the Obligations; third, to the principal amount of the Obligations and to any other Obligations then outstanding; and fourth to any other Person as required by applicable law. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

          9.3 ENTRY. Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) during the continuance of an Event of Default, taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action, to the extent that Bank has acted in accordance with this
Section 9.3, for entering upon any premises where the Collateral may be located.

          9.4 OTHER RIGHTS. Borrower authorizes Bank without affecting Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.

          9.5 ACCOUNTS. During the continuance of an Event of Default, Bank may notify any Account Debtor of Bank's security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, during the continuance of an Event of Default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received.

          9.6 WAIVER OF MARSHALING. Borrower hereby waives any right it may have to require marshaling of its assets.

          9.7 CONTROL. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank's security interest under the Code.

     10. MISCELLANEOUS.

          10.1 NO WAIVER, REMEDIES CUMULATIVE. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

          10.2 SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

          10.3 INDEMNITY BY BORROWER; EXPENSES. In addition to all other Obligations, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank's Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank's furnishing of funds to Borrower under this Agreement, (iii) Bank's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the 15% of the outstanding Obligations as attorneys fees if collected by or through an attorney at law] and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank pursuant to Section 5.5 hereof;(v) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby; but in all instances, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's or Bank's interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank's option be debited against any Deposit Account of Borrower at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

          10.4 NOTICES. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

          Bank:

          Wachovia Bank, National Association
          171 17th Street, N.W., 4th Floor
          GA4524
          Atlanta, Georgia 30363
          Attn: Catherine Cowan, Director

          Borrower:

          Innotrac Corporation
          6655 Sugarloaf Pkwy.
          Duluth, Georgia 30097
          Attn: Scott D. Dorfman

          10.5 GOVERNING LAW. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

          10.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

          10.7 COUNTERPARTS; TELECOPIED SIGNATURES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

          10.8 NO USURY. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

          10.9 POWERS. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

          10.10 APPROVALS; AMENDMENTS. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider's prior written consent.

          10.11 PARTICIPATIONS AND ASSIGNMENTS. Bank shall have the right to enter into one or more participations with other lenders with respect to the Obligations and, upon receipt of Borrower's prior written consent (which consent shall not be unreasonably withheld or delayed), to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents, provided that any such consent from Borrower shall not be required during the continuance of an Event of Default. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank's rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

          10.12 DEALINGS WITH MULTIPLE BORROWERS. If more than one Person is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Bank shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder.

          10.13 WAIVER OF CERTAIN DEFENSES. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

          10.14 ADDITIONAL PROVISIONS. Time is of the essence of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

          10.15 INTEGRATION; FINAL AGREEMENT. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

          10.16 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A "DISPUTE") THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

          10.17 BINDING ARBITRATION; PRESERVATION OF REMEDIES.

               (a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

               (b) Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

               (c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

               (d) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

                                        INNOTRAC CORPORATION


                                        By /s/ Scott Dorfman
                                           -------------------------------------
                                        Its President


                                        Attest: /s/ Dena Rosenzweig
                                                --------------------------------
                                        Its: General Counsel

                                        [CORPORATE SEAL]


                                        Accepted in Atlanta, Georgia:

                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                        By /s/ Catherine Cowan
                                           -------------------------------------
                                        Its Director

                              SCHEDULE OF EXHIBITS

Exhibit                         Section Reference                             Title
-------                         -----------------                             -----
A                     2.1.2                                  Revolver Note

Article 3 Exhibits:
3.1.2                 3.1.2(g) ("Supporting Documents")      Borrower Information Certificate

Article 4 Exhibits:
4.3                   4.3 ("Financing Condition")            Direct or Contingent Liabilities
4.4                   4.4 ("Litigation")                     Litigation
4.14                  4.14 ("Corporate Structure")           Agreements Relating to Equity Interests
4.16                  4.16 ("Environmental")                 Environmental Disclosures

Article 5 Exhibits:
5.6(a)                5.6(a) ("Periodic Borrowing Base       Borrowing Base Certificate
                      Information")
5.6(d)                5.6(d) ("Compliance and No Default     Compliance and No Default Certificate
                      Certificates")

Article 6 Exhibits:
6.1                   6.1 ("Debt")                           Scheduled Permitted Debt
6.2                   6.2 ("Liens")                          Scheduled Permitted Liens
6.7                   6.7 ("Transactions with Affiliates")   Transactions with Affiliates

                                    EXHIBIT A

                    AMENDED AND RESTATED LINE OF CREDIT NOTE

$25,000,000.00                                                    March 28, 2006

     FOR VALUE RECEIVED, the undersigned INNOTRAC CORPORATION, organized under the laws of the State of Georgia, ("Borrower"), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION ("Bank") at the place and times provided in the Agreement referred to below, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) or the principal amount of all Loans made by Bank from time to time pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of even date herewith (as amended, restated or otherwise modified, the "Agreement") by and between Borrower and Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

     The unpaid principal amount of this Revolver Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Agreement and shall bear interest as provided in the Agreement. All payments of principal and interest on this Revolver Note shall be payable to Bank or the holder of this Revolver Note in lawful currency of the United States of America in immediately available funds in the manner and location indicated in the Agreement or wherever else Bank or such holder may specify.

     This Revolver Note amends, restates and supersedes in its entirety that certain Third Amended and Restated Line of Credit Note dated May 10, 2004 (as previously amended) and is entitled to the benefits of, and evidences Obligations incurred under, the Agreement, to which reference is made for a description of the security for this Revolver Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolver Note and on which such Obligations may be declared to be immediately due and payable.

     This Revolver Note shall be governed, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof. Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Agreement) notice of any kind with respect to this Revolver Note.

     IN WITNESS WHEREOF, the undersigned has executed this Revolver Note under seal as of the day and year first written above.

                                        INNOTRAC CORPORATION


                                        By /s/ Scott Dorfman
                                           -------------------------------------
                                        Name: Scott Dorfman
                                        Title: President


                                        Attest: /s/ Dena Rosenzweig
                                                --------------------------------
                                        Name: Dena Rosenzweig
                                        Title: General Counsel

                                        [CORPORATE SEAL]

                                  EXHIBIT 3.1.2

                        BORROWER INFORMATION CERTIFICATE

     We, ____________________, the chief executive officer, and ______________, the chief legal officer of INNOTRAC CORPORATION, a Georgia corporation ("Borrower"), hereby certify with reference to the Third Amended and Restated Loan and Security Agreement dated as of even date herewith between Borrower and WACHOVIA BANK, NATIONAL ASSOCIATION ("Bank") (terms defined therein being used herein as therein defined), to Bank as follows:

     1.   NAMES, FORM, JURISDICTION OF ORGANIZATION AND TAX I.D. NUMBER.

          A. The exact name of Borrower as it appears in its certificate of incorporation or formation, as amended to date, is as follows:

          B. Set forth below is each other name Borrower has had since its organization, together with the date of the relevant change:

          C. The following is a list of all other names (including trade names or similar appellations) used by Borrower or any of its divisions or other business units at any time during the past five years:

          D. Except as set forth in Schedule 1 to this Certificate, Borrower has not changed its identity or structure or the jurisdiction of its organization in any way within the past five years.

          E. Borrower is organized as a _______________________ under the laws of _______________.

          F.   Borrower's tax i.d. number is: _____________________________.

          G. Please provide the information in 1. A - F for each Subsidiary and Guarantor as applicable that is providing Collateral. For any individual Guarantor, if that Person is providing Collateral, please provide exact legal name.

     2.   CURRENT LOCATIONS.

          A. The chief executive office of Borrower is located at the following address:

Street Address   County   State
--------------   ------   -----


          B. The following are all the places of business of Borrower and its Subsidiaries not identified above:

Street Address   County   State
--------------   ------   -----


          C. The following are all the locations where Borrower and its Subsidiaries maintain any books or records relating to any
               Accounts:

Street Address   County   State
--------------   ------   -----


          D. The following are all the locations not identified above where Borrower and its Subsidiaries maintain any Inventory, Equipment, Instruments, documents of title, warehouse receipts or other tangible Collateral:

                                   Collateral    Does Collateral
Street Address   County   State   Description   Include Fixtures?
--------------   ------   -----   -----------   -----------------


          E. The following are all the locations identified above where Borrower or the applicable Subsidiary is not the owner of the premises but is a tenant, together with the name and address of the landlord:

               Location Full Address: __________________________________________

               Landlord's Name and Address: ____________________________________

          F. The following are the names and addresses of all Persons other than the Borrower or a Subsidiary which have possession of any of Borrower's or a Subsidiary's Inventory, Equipment, Instruments, documents of title, warehouse receipts or other tangible
               Collateral:

                                          Collateral
Name   Street Address   County   State   Description
----   --------------   ------   -----   -----------


          G. The following are all locations where the Borrower or a Subsidiary maintains any of the following:

               1. wellheads or mineheads with respect to which Borrower has an interest in unextracted minerals or the like (including oil and gas);

               2.   timber to be cut; or

               3. equipment used in farming operations, farm products, grain or crops growing or to be growing.

                                          Collateral
Name   Street Address   County   State   Description
----   --------------   ------   -----   -----------


          H. The following are the names and jurisdictions of incorporation or organization of each company with respect to which the Borrower or a Subsidiary holds certificated securities, together with information identifying such securities:

          I. The following are all of the securities accounts, custody account(s) and mutual funds of Borrower and its Subsidiaries, together with account number(s) and the name(s) and address(es) of the broker or other securities intermediary that maintains the account:

          J. The following are all the Deposit Accounts of Borrower and its Subsidiaries, together with the account number(s) and the name(s) and address(es) of the bank of deposit where each account is maintained.

          K. The following are all items of Collateral with respect to which a certificate of title has been issued by any jurisdiction or with respect to which Borrower or a Subsidiary has or intends to file an application for a certificate of title. Attached hereto as
               Schedule 2(J) are all certificates of title, applications for certificates of title or similar evidence of ownership of such Collateral.

     3.   PRIOR LOCATIONS.

          A.   Set forth below is the information required by subparagraphs A.,
               B. and C. of paragraph 2 with respect to each location or place of business maintained by Borrower or any Subsidiary at any time during the past five years:

          B.   Set forth below is the information required by subparagraphs D.,
               F. and G. of paragraph 2 with respect to each location or bailee where or with whom Collateral has been lodged at any time during the past four months:

     4. UNUSUAL TRANSACTIONS. Except as set forth in Schedule 1 to this Certificate, all Accounts have been originated by Borrower or a Subsidiary, as applicable, and all Inventory and Equipment has been acquired by Borrower or as Subsidiary, as applicable, in the ordinary course of its business from a dealer in goods of that type.

     5. EXISTING LIENS. As of the date hereof, there are no (i) UCC financing statements naming Borrower or a Subsidiary as debtor or seller and covering any of the Collateral, (ii) notices of the filing of any federal tax lien (filed pursuant to section 6323 of the Code) or any lien of the PBGC (filed pursuant to
Section 4068 of ERISA) covering any of the Collateral or (iii) judgment liens filed against Borrower or any Subsidiary, except Permitted Liens

     6. PATENTS, TRADEMARKS AND COPYRIGHTS. All Patents, Trademarks and Copyrights owned by Borrower or any Subsidiary as of the date hereof and all Patent Licenses, Trademark Licenses and Copyright Licenses to which Borrower or a Subsidiary is a party, as licensor or licensee, as of the date hereof are listed on Schedule 6 hereto.

     7. MATERIAL CONTRACTS. Material contracts and agreements are specified in
Schedule 7 hereto.

     IN WITNESS WHEREOF, we have hereunto set our hands this _________ day of ________________________________________, 200__.

                                        ----------------------------------------
                                        Title

                                        ----------------------------------------
                                        Title

                                   SCHEDULE 1
                                       TO
                        BORROWER INFORMATION CERTIFICATE

                CHANGES OF NAME, IDENTITY OR CORPORATE STRUCTURE;
                              UNUSUAL TRANSACTIONS

                                  SCHEDULE 2(J)
                                       TO
                        BORROWER INFORMATION CERTIFICATE

                              CERTIFICATES OF TITLE

                                   SCHEDULE 6
                                       TO
                        BORROWER INFORMATION CERTIFICATE

                   LIST OF PATENTS, TRADEMARKS AND COPYRIGHTS
                                  U.S. PATENTS

Number   Date   Issue Title   Patent Holder
------   ----   -----------   -------------


                                 PATENT LICENSES

Licensor   Licensee   Patent Number    Date
--------   --------   -------------    ----


                             TRADEMARK REGISTRATIONS

Trademark   Number   Registration Date
---------   ------   -----------------


                             TRADEMARK APPLICATIONS

Trademark   Number   Registration Date
---------   ------   -----------------


                               TRADEMARK LICENSES

                                   COPYRIGHTS

                               COPYRIGHT LICENSES

                                   SCHEDULE 7
                                       TO
                        BORROWER INFORMATION CERTIFICATE

                               MATERIAL CONTRACTS

                                 EXHIBIT 5.6(D)

                     COMPLIANCE AND NO DEFAULT CERTIFICATES

     In accordance with the terms of the Third Amended and Restated Loan and Security Agreement dated _____________, 2 _____ (the "Loan Agreement") by and between Wachovia Bank, National Association and Innotrac Corporation ("Borrower"), I hereby certify that:

     1. I am the [president] [controller] of Borrower;

     2. The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

     3. No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

     4. Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Agreement, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.


                                        ----------------------------------------
                                        Signature
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE 1

                         COVENANT COMPLIANCE CERTIFICATE

                              INNOTRAC CORPORATION

          For the fiscal ________________________ ended ____________________

ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN IN THE LOAN AGREEMENT.

COVENANT   ACTUAL   REQUIRED
--------   ------   --------


                    [Insert Financial Covenant Calculations]

                                   EXHIBIT 6.1

                            SCHEDULED PERMITTED DEBT

The following shall be Permitted Debt:

                                  EXHIBIT 6.2.

                            SCHEDULED PERMITTED LIENS

The following shall be Permitted Liens: